EXHIBIT 4.4.2

Evogene Ltd.
2015 U.S. Addendum

1.                        Purpose of the Addendum:  This Addendum shall form an integral part of The Evogene Ltd. 2013 Share Option Plan (the “Plan”) of Evogene Ltd. (the “Company”), and it shall apply only to Employees and Non-Employees who are (i) deemed residents of the United States for purposes of U.S. tax laws; and (ii) employed by the Company or any of its U.S. Subsidiaries, as defined below.

This Addendum modifies the Plan so that it shall comply with the requirements set by the U.S. Internal Revenue Code of 1986, and the Securities Act of 1933(as defined below).

The Plan and this Addendum are complimentary to each other and shall be read and deemed as one. Any requirements provided in this Addendum shall be in addition to the requirements provided in the Plan and in the U.S. Option Agreement (as defined below). In the event of a conflict, whether explicit or implied, between the provisions of the Plan and this Addendum, the latter shall govern and prevail.

2.	Definitions:

2.1.	Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meaning in this Addendum.

2.2.	For the purposes of this Addendum, the following terms shall have the meaning ascribed thereto as set forth below:

(a)	"Addendum" means this 2015 U.S. Addendum, as amended from time to time.

(b)
"Applicable Laws" means the requirements relating to the adoption and administration of stock option plans under U.S. state corporate laws, U.S. federal and state securities laws, the Code (as defined below), any rules and regulation promulgated thereunder, any stock exchange or quotation system on which the Shares may be listed or quoted and the Applicable Laws of any other country or jurisdiction where Options (are, or will be, granted under the Plan, including, but not limited to, applicable state tax laws.

(c)	"Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

(d)	"Disability" with regard to Incentive Stock Options and Non-Statutory Stock Options (both as defined below), total and permanent disability, as defined in Section 22(e)(3) of the Code.

(e)
"DesignatedBeneficiary" shall mean any individual designated by an Optionee determined by the Board, to receive amounts due the Optionee in the event of the Optionee’s death. In the absence of an effective designation by the Optionee, Designated Beneficiary shall mean the Optionee’s estate.

(f)
“Employee” shall mean any employee (including any officer whether or not a Director) of the Company, or of any corporation which is then a Parent or a Subsidiary (as defined below), who has been designated by the Board to participate in the Plan.

(g)	“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(h)	"Incentive Stock Option" shall mean an Option intended to be and designated as an “incentive stock option” within the meaning of Section 422 of the Code.

(i)	"IPO" means an initial underwritten public offering of the Shares of the Company pursuant to an effective registration statement under the United States Securities Act of 1933, as amended.

(j)	"NonqualifiedStock Option" shall mean an Option that is not an Incentive Stock Option.

(k)
“U.S. Option Agreement” shall mean a written agreement, to be entered into between the Company and an Optionee, which shall set forth the terms and conditions of the Options granted to such Optionee under this Addendum.

(l)
"U.S Optionee" shall mean Employees or Non-Employees who are (i) deemed residents of the United States for the purpose of U.S. tax laws; and (ii) employed by the Company or any of its U.S. Subsidiaries, as defined below.

(m)	"Parent" means a "parent corporation", whether now or hereafter existing, as defined in Section 424(e) of the Code.

(n)	"SecuritiesAct" shall mean the Securities Act of 1933, as amended.

(o)	“Subsidiary” means a "subsidiary corporation", whether now or hereafter existing, as defined in Section 424(f) of the Code.

(p)
"Ten-Percent Stockholder" shall mean an Employee, who, at the time an Option is to be granted to him, owns (within the meaning of Section 422(b)(6) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or a Subsidiary (or, if applicable, a Parent Corporation).

3.
Administration: Further to the authorities of the Board, as detailed in Section 2.2 of the Plan, with regard to this Addendum, the Board shall have full power and authority, at all times, to: (i) designate Options as an: Incentive Stock Option and Nonqualified Stock Option to be issued to U.S. residents; and (iii) determine any other matter and execute any document which are necessary or desirable for, or incidental to, the administration of the Addendum and the grant of Options hereunder.

4.
Eligibility: Subject to the terms and conditions of the Plan, Nonqualified Stock Options may be granted only to Non-Employees of the Company and/or of Parent/Subsidiary of the Company. Incentive Stock Options and/or Nonqualified Stock Options may be granted to Employees.

5.	Terms of Options.

5.1.	Terms of Options.

(a)
Price. The exercise price for the Shares subject to an Option, or the manner in which such exercise price is to be determined, shall be determined by the Board, provided that, the exercise price per Share of any Incentive Stock Option shall not be less than 100% of the Fair Market Value of a Share as of the date the Option is granted (110% in the case of an Incentive Stock Option granted to a Ten-Percent Stockholder).

(b)
Value of Shares. The aggregate Fair Market Value (determined as of the date the Incentive Stock Option is granted) of the Shares with respect to which all Incentive Stock Options granted under this Addendum, the Plan and all other option plans of the Company become exercisable for the first time by each Optionee during any calendar year shall not exceed one hundred thousand United States dollars ($100,000) with respect to such Optionee. To the extent that the aggregate Fair Market Value of Shares with respect to which the Incentive Stock Options are exercisable for the first time by any Optionee during any calendar years exceeds one hundred thousand United States dollars ($100,000), such Options shall be treated as Nonqualified Stock Options. The foregoing shall be applied by taking options into account in the order in which they were granted, with the Fair Market Value of any Share to be determined at the time of the grant of the Option. In the event the foregoing results in the portion of an Incentive Stock Option exceeding the one hundred thousand United States dollars ($100,000) limitation, only such excess shall be treated as a Nonqualified Stock Option.

(c)
Term. Options shall be for such term as the Board shall determine, provided that no Option shall be exercisable after the expiration of ten years from the date it is granted (five years in the case of an Incentive Stock Option granted to a Ten-Percent Stockholder).

(d)
Exercise Following Termination. Notwithstanding anything else in the Plan to the contrary, Incentive Stock Options that are not exercised within ninety (90) days following termination of Optionee's employment in the Company or its Affiliates and Subsidiaries, or within one year in case of termination of Optionee's employment in the Company or its Affiliates and Subsidiaries due to a disability (within the meaning of section 22(e)(3) of the Code), shall be deemed to be Nonqualified Stock Options.

6.
Adjustments to Incentive Stock Options. Any Option Agreement providing for the grant of Incentive Stock Options shall indicate that adjustments made pursuant to the Plan with respect to Incentive Stock Options could constitute a “modification” of such Incentive Stock Options (as that term is defined in Section 424(h) of the Code) or could cause adverse tax consequences for the holder of such Incentive Stock Options and that the holder should consult with his or her tax advisor regarding the consequences of such “modification” on his or her income tax treatment with respect to the Incentive Stock Option.

7.
Notice to Company of Disqualifying Disposition: Each Employee who receives an Incentive Stock Option must agree to notify the Company in writing immediately after the Employee makes a Disqualifying Disposition of any Shares acquired upon the exercise of an Incentive Stock Option. A Disqualifying Disposition is any disposition (including any sale) of such Shares before a date which is both (a) two (2) years after the date the Employee was granted the Incentive Stock Options, and (b) one (1) year after the date the Employee acquired Shares by exercising the Incentive Stock Option. If the Employee has died before such Share is sold, these holding period requirements do not apply and no Disqualifying Disposition can occur thereafter.

8.
Withholding of Taxes: As a condition to the exercise of an Option and the continued holding of shares received upon exercise of an Option, to the extent required by law, no later than the date as to which an amount first becomes includible in the gross income of an Optionee for federal income tax purposes with respect to any award granted under the Plan and this Addendum, the Optionee shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any federal, state, or local taxes of any kind required by law or the Company to be withheld with respect to such amount. The obligations of the Company under the Plan and this Addendum shall be conditional on such payment or arrangements and the Company and its Subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Optionee. In its discretion, the Board may permit an Optionee to satisfy withholding obligations by delivering previously owned Shares or by electing to have Shares withheld.

9.
Nontransferability: No Option granted hereunder shall be transferable by the Optionee to whom granted otherwise than by will or the laws of descent and distribution, and an Option may be exercised during the lifetime of such Optionee only by the Optionee or his guardian or legal representative; provided, however that an Optionee may designate a Designated Beneficiary to exercise his Option or other rights under the Plan and this Addendum after his death and, in the discretion of the Board, Options may be transferable pursuant to a Qualified Domestic Relations Order (“QDRO”), as determined by the Board or its designee.

10.
Section 409A of the Code: To the extent applicable, this Addendum, the Plan and any agreement hereunder shall be interpreted in accordance with Section 409A of the Code. Notwithstanding any provision of this Addendum or the Plan to the contrary, in the event that the Board determines that any Option may be subject to Section 409A of the Code, the Board may adopt such amendments to this Addendum, the Plan and such agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Board determines are necessary or appropriate to (a) exempt the Option from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Award or (b) comply with the requirements of Section 409A of the Code.

11.
Governing Tax Law: This Addendum and all instruments issued thereunder or in connection therewith shall be governed by and construed and enforced in accordance with the tax laws of the U.S. and the laws of the State of New York, without giving effect to the principles of conflict of laws.

12.	Effectiveness: This Addendum shall be effective with respect to Options granted prior to or after its adoption by the Company.